EXHIBIT 10.1

[***] Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request and has been filed separately with the Securities and Exchange Commission

June 16, 2010

STRICTLY CONFIDENTIAL
Robert L. Kanode
Chief Executive Officer
Valence Technology, Inc.
12303 Technology Boulevard, Suite 950
Austin, Texas  78727

RE:	Valence Technology, Inc. FY2011 Incentive Compensation and Stock Option Incentive Awards

Dear Bob:

On June 16, 2010, the Compensation Committee (the “Committee”) of Valence Technology, Inc. (the “Company”) approved your compensation package for your service as the Company’s Chief Executive Officer and President for the fiscal year ending March 31, 2011 (FY2011).  In addition, the Committee approved the terms of a performance award grant of stock options to be vested over the next three years upon the satisfaction of certain Company performance goals.  This letter outlines the terms of your compensation package.

FY2011 Salary and Bonus

Set forth below is the cash compensation for which you are eligible in FY2011:

Salary:
Your salary for the fiscal year ending March 31, 2011 will be $20,833.33 per month ($250,000.00 annualized), payable bi-weekly in accordance with the Company’s regular payroll practices.  Your salary and all other amounts that may become payable hereunder to you are subject to applicable statutory deductions and withholding.

Bonus:

Target Bonus:  You will be eligible to receive a target bonus in the amount of $100,000.00 payable within 30 days after the issuance of the Company’s audited financial statements for FY2011 if the Company achieves (1) revenue of at least $35,945,000 in FY2011 and (2) FY2011 earnings (loss) before interest and taxes (EBIT) (i.e, net operating income (loss)) of not greater than $(13,832,582) (these targets being based on the proposed objectives presented by you to the Company’s Board at the April 27, 2010 meeting).  Should either or both of these objectives not be achieved, no bonus will be payable with respect thereto.  For all purposes in this letter, “issuance of the Company’s audited financial statements” for a particular fiscal year shall be deemed to occur upon the filing of the Company’s Annual Report on Form 10-K for such fiscal year, which includes such financial statements.

Upside Bonus:  Furthermore, you will be eligible to receive an additional bonus of $50,000.00 within 30 days after the issuance of the Company’s audited financial statements for FY2011 if the Company exceeds the target FY2011 revenue and net operating income (loss) objectives described above by 25% (i.e., FY2011 revenue exceeds $44,931,250 and FY2011 EBIT / net operating income (loss) is not greater than $(10,374,436)).  Should either or both of these objectives not be achieved, no bonus will be payable with respect thereto.

Regardless of whether you meet the bonus criteria specified above, the Committee, in its sole discretion but without any obligation, may elect to pay a discretionary bonus based on factors that it considers appropriate at such time.

Should a Change of Control (as defined below) of the Company occur, or should your employment with the Company terminate for any reason (including death), prior to the date on which the attainment of these bonus targets is determined, or if you are not in good standing as an employee of the Company on the date of payment, none of the bonuses provided above shall be due, earned or payable.

The Committee will have full and final authority to determine whether and to what extent any of the foregoing targets have been met and accordingly whether the requirements of your being entitled to either or both of the bonuses have been attained and fulfilled, and its decisions shall be final and binding; provided that in the event of misconduct that results in material non-compliance with SEC financial reporting requirements, and as a result of such non-compliance the Company is required to restate its financial statements, which restatement results in a determination that any of the above targets have not been achieved, you will be required to disgorge any bonus compensation for which you would not have been eligible based on such restated financial statements.  This disgorgement requirement is in addition to and not in limitation of, any requirement under Section 304 of the Sarbanes-Oxley Act of 2002 for the Company’s chief executive officer or chief financial officer to disgorge bonuses or other incentive compensation and profits from the sale of stock following a restatement of the Company’s financial statements resulting from misconduct.

Special Stock Option Incentive Awards

You have been granted performance-based stock options to purchase up to 500,000 shares (the “Option Shares”) of the Company’s common stock.  The Option Shares are awarded on and with an exercise price equal to the closing value of the Company’s stock on the 16th day of June 2010.  Additionally, the Option Shares shall be subject to the terms and conditions of the Company’s 2009 Equity Incentive Plan (the “Plan”) and a Stock Option Agreement between yourself and the Company.  The Option Shares shall be eligible to vest and become exercisable contingent upon the achievement of the performance targets specified below:

1)
100,000 Option Shares shall vest and will be available for exercise after the issuance of the Company’s audited financial statements for FY2011 provided and only if the Company achieves earnings (loss) before interest and taxes (EBIT) (i.e, net operating income ((loss)) of not greater than $(13,832,582) during FY2011.  If this target is not met (i.e., if EBIT/net operating loss is greater than $(13,835,582)), the 100,000 Option Shares grant shall lapse upon the issuance of the Company’s audited financial statements for FY2011.

2)
Up to an additional 200,000 Option Shares shall vest and will be available for exercise after the issuance of the Company’s audited financial statements for FY2012 based on attainment of the objectives set forth in the following table:

FY2012 EBIT (Net Operating Income (Loss))	# of Options Eligible for Vesting
≥$0 (i.e. break-even or positive EBIT)	200,000
≤$(1,000,000) (i.e, $1.0 million or less in net operating loss)	40,000
≤$(2,000,000) - $(1,000,000.01)	20,000

Any Option Shares that do not vest in accordance with the foregoing schedule shall lapse upon the issuance of the Company’s audited financial statements for FY2012.

3)
Up to an additional 200,000 Option Shares shall vest and will be available for exercise after the issuance of the Company’s audited financial statements for FY2013 based on attainment of the objectives set forth in the following table:

FY2013 EBIT (Net Operating Income)	# of Options Eligible for Vesting
≥[***]	200,000
≥[***]	190,000
≥[***]	180,000
≥[***]	170,000
≥[***]	160,000

Any Option Shares that do not vest in accordance with the foregoing schedule shall lapse upon the issuance of the Company’s audited financial statements for FY2013.

Should a Change of Control (as defined in the Plan) occur, or should your employment with the Company terminate for any reason (including death), prior to the date on which any of the Option Shares described above shall have vested, any then-unvested stock options shall lapse.

Notwithstanding anything to the contrary in the foregoing, the Committee will have full and final authority to determine whether and to what extent any of the foregoing performance targets have been met (and accordingly whether such Option Shares vest), and its decisions shall be final and binding; provided that in the event of misconduct that results in material non-compliance with SEC financial reporting requirements, and as a result of such non-compliance the Company is required to restate its financial statements, which restatement results in a determination that any of the above targets have not been achieved, you will be required to return any unexercised options in which you would not vested based on such restated financial statements, return any shares you acquired upon the exercise of such options, and/or any profit you received upon the sale of any such Option Shares.  This disgorgement requirement is in addition to and not in limitation of, any requirement under Section 304 of the Sarbanes-Oxley Act of 2002 for the Company’s chief executive officer or chief financial officer to disgorge bonuses or other incentive compensation and profits from the sale of stock following a restatement of the Company’s financial statements resulting from misconduct.

This a summary of your stock option award.  The terms of the Plan and your stock option award agreements will supersede this summary and control the terms of your option grant in the event of any conflict with the terms described in this letter.

*  *  *  *  *

Hereafter, the Compensation Committee will review your cash bonus targets and stock incentive compensation and set targets or make awards as we deem it appropriate.  Accordingly, this policy will supersede and replace any other prior agreement or understanding regarding bonus or equity incentive compensation.  Nothing contained in this letter shall alter the at will nature of your employment.

If you have questions regarding the foregoing, please do not hesitate to contact me.  We look forward to working with you on behalf of the Company and its shareholders.

Regards,

Bert Roberts,
On Behalf of the Compensation Committee
of Valence Technology, Inc.

cc:           Chairman of the Board
Roger Williams